AMENDMENT TO PARTICIPATION  AGREEMENT

The Participation Agreement (the "Agreement"), dated as of February 14, 1997, by and among AIM Variable Insurance Funds, A I M Distributors. Inc.; Pruco Life Insurance Company of Ne\v Jersey, and Pruco Securities Corporation, is hereby amended as follows:

Section 2,3 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.3           Applicable Price

(a) Share purchase payments and redemption orders that result from purchase payments, premium payments, surrenders and other transactions under Contracts (collectively, "Contract transactions") and that LIFE COMPANY receives prior to the close of regular trading on the New York Stock Exchange (or such other time set by the Board for purposes of determining the cnrrent net asset value of a Fund in accordance with Rule 22c-l under the 1940 Act) on a Business Day will be executed at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the orders. For purposes of this Section 2.3(a), LIFE COMPANY shall be the designated agent of AVIF for receipt of orders relating to Contract transactions, , in accordance with Section 22(c) and Rule 22c- l under the 1940 Act, on each Business Day and receipt by such designated agent shall constitute receipt by AVIF; provided that AVIF receives notice of such orders by 9:00 a.m. Central Time on the next following Business Day or such later time as computed in accordance with Section 2. l(b) hereof. In connection with this Section 2.3(a), LIFE COMPANY represents and warrants that it will not submit any order for Shares or engage in any practice, nor will it allow or suffer any person acting on its behalf to submit any order for Shares or engage in any practice, that would violate or cause a violation of applicable law or regulation including, without limitation Section 22 of the 1940 Act and the rules thereunder.

(b) All other Share purchases and redemptions by LIFE COMPANY  will  be effected at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the order therefor, and such orders will be irrevocable.

(c) Without limiting the scope or effect of Section I.I hereof, pursuant to which the Board may reject a Share purchase order by or on behalf of LIFE COMPANY under the circumstances described therein, LIFE COMPANY and UNDERWRITER agree to cooperate with the Fund and AIM to prevent any person exercising, or purporting to exercise, rights or privileges under one or more Contracts (including, but not limited to Contract owners, annuitants, insureds or participants, as the case may be (collectively, "Participants")) from engaging in any trading practices in any Fund that the Board or AIM determines, in good faith and in their sole discretion, to be detrimental or potentially detrimental to the other shareholders of the Fund, or to be in contravention of any applicable law or regulation including, without limitation, Section 22 of the 1940 Act and the rules thereunder. Such cooperation may include, but shall  not be limited to, 1denttfy1ng the person or persons engaging in such trading practices, facilitating the 1mpos1tion of any applicable redemption fee on such person or persons, limiting the telephonic or electronic trading privileges of such person or persons, and taking such other remedial steps, all to the extent permitted or required by applicable law.

Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.3           Funds To Remain Available

Notwithstanding any termination of this Agreement by LIFE COMPANY, AVIF will, at the option of LIFE COMPANY, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"), unless  AIM or the Board  determines  that  doing  so  would  not  serve  the  best  interests  of  the  shareholders  of  the

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affected Funds or would be inconsistent with applicable law or regulation. Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 6.3 will not apply to any (i) terminations  under Section 5 and the effect of such terminations will be governed by Section 5 of this Agreement or (ii) any rejected purchase and/or redemption order as described in Section 2.3(c) hereof.

Section 22 is hereby added to the Agreement:

Section 22.  Force Ma jeure

Each Party shall be excused from the performance of any of its obligations to the other where such nonperformance is occasioned by any event beyond its control which shall include, without limitation, any applicable order, rule or regulation of any federal, state or local body, agency or instrumentality with jurisdiction, work stoppage, accident, natural disaster, war, acts of terrorism or civil disorder, provided that the Party so excused shall use all reasonable efforts to minimize its nonperformance and overcome, remedy, cure or remove such event as soon as is reasonably practicable, and such performance shall be excused only for so long as, in any given case, the force or circumstances making performance impossible shall exist.

Schedule A - Funds Available Under the Contracts, of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A FUNDS AVAILABLE UNDER THE CONTRACTS

AIM V.!. Aggressive Growth Fund AIM V.!. Balanced Fund
AIM V.!. Basic Value Fund AIM V.!. Blue Chip Fund

AIM V .!. Capital Appreciation Fund AIM V.!. Capital Development Fund AIM V.!. Core Equity Fund

AIM V.!. Dent Demographic Trends Fund AIM V.!. Government Securities Fund AIM V.!. Growth Fund

AIM V.!. High Yield Fund

AIM V.!. International  Growth Fund AIM V .I. Large Cap Growth Fund AIM V.!. Mid Cap Core Equity Fund

AIM V .I. Money Market Fund AIM V.I. Premier Equity Fund AIM V.l. Real Estate Fund

AIM V.I. Small Cap Equity Fund INVESCO VIF - Core Equity Fund INVESCO VIF - Dynamics Fund INVESCO VIF - Financial Services Fund INVESCO VIF - Health Sciences Fund INVESCO VIF - Leisure Fund

INVESCO VIF - Small Company Growth Fund INVESCO VIF - Technology Fund

INVESCO VIF - Total Return Fund INVESCO VIF - Utilities Fund

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All  other terms and provisions of the Agreement not amended herein shall remai n in full force and effect.

Effective date:                               April          30 ,2004

AIM VARIABLE INSURA NCE FUNDS

AIM VARIABLE INSURANCE FUNDS
Attest: /s/ Jim Coppedge	By: /s/ Signature is illegible
Name: Jim Coppedge	Name: ____________________________
Title: Asst. Secretary	Title: _____________________________

AIM DISTRIBUTORS, INC.
Attest: /s/ Jim Coppedge	By: /s/ Signature is illegible
Name: Jim Coppedge	Name: _____________________________
Title: Asst. Secretary	Title: ______________________________

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
Attest: Thomas C. Castano	By: /s/ Andrew J. Mako
Name: Thomas C. Castano	Name: Andrew J. Mako
Title: Asst. Secretary	Title: President

PRUCO SECURITIES , LLC.
successor company of
PRUCO SECURITIES CORPORATION

Attest: Thomas C. Castano	By: /s/ John G. Gordon
Name: Thomas C. Castano	Name: John G. Gordon
Title: Asst. Secretary	Title: President

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